GS FINANCIAL CORP.DECLARES DIVIDEND
                                                     (NASDAQ: GSLA)

Metairie, Louisiana, April 23, 2008

     Metairie, Louisiana – Albert J. Zahn, Jr., Chairman of the Board of Directors of
GS Financial Corp.  (Nasdaq: GSLA), holding company for Guaranty Savings Bank, announced that the Board of Directors, at its meeting on April 22, 2008, declared a quarterly cash dividend of $.10 per share.  The dividend is payable to shareholders of record as of  May 6, 2008 and will be paid on May 21, 2008.

     GS Financial Corp. provides community banking services through its wholly-owned subsidiary, Guaranty Savings Bank, a Louisiana chartered savings association, in the metropolitan New Orleans area.

Contact:  Stephen E. Wessel or Lettie Moll
(504) 457-6220